EXHIBIT 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: April 18, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ: CACC
CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$150 MILLION ASSET-BACKED FINANCING
Southfield, Michigan – April 18, 2008– Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today the completion of a $150 million asset-backed non-recourse secured financing. Pursuant to this transaction, the Company will contribute loans to a wholly owned special purpose entity which will transfer the loans to a Trust, which will issue notes to a qualified institutional investor. The Company may borrow up to the lesser of 80% of the contributed loans or $150 million during the first twelve months of the financing after which the financing will amortize based upon the cash flows on the contributed loans. The Company initially contributed loans having a net book value of $86.5 million and borrowed $69.0 million. The proceeds of the financing will be used by the Company to repay outstanding indebtedness. The initial borrowing of $69.0 million will bear interest at an effective fixed rate of 6.3% and have an expected annualized cost of approximately 6.9% including underwriter’s fees and other costs.
This transaction represents the Company’s seventh sale of notes to qualified institutional investors under SEC Rule 144A. The initial borrowing on the financing is rated “A” by Standard & Poor’s Rating Services.
The Company will receive 6.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 94.0%, less amounts due to dealer-partners for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the financing. Using a unique financing structure, the Company’s contracted relationship with its dealer-partners remains unaffected with the dealer-partners’ rights to future payments of dealer holdback preserved.
The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

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